Exhibit 11

Bingham McCutchen LLP 150 Federal Street Boston, MA 02110

May 6, 2004

Merrill Lynch EuroFund 800 Scudders Mill Road Plainsboro, New Jersey 08536

Re:	Merrill Lynch EuroFund N-14

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Merrill Lynch EuroFund, a Massachusetts business trust (the “Acquiring Fund”), in connection with the Fund’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about May 6 2004 (the “Registration Statement”), with respect to its Class I, Class A, Class B and Class C Shares of beneficial interest, par value $.10 per share (the “Shares”) to be issued in exchange for certain of the assets of Merrill Lynch Pan-European Growth Fund, a series of Mercury Funds, Inc., a Maryland Corporation (the “Acquired Fund”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Acquiring Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Fund;

(b) a copy, certified by the Secretary of the Commonwealth of Massachusetts on May 6, 2004, of the Acquiring Fund’s Declaration of Trust dated March 11, 1986, and all amendments therefore as filed with the Secretary of the Commonwealth as of such date (the “Declaration”);

(c) a copy, certified by the Secretary of the Commonwealth of the Acquiring Fund’s Establishment and Designation of Classes dated as of March 18, 2003, as filed with the Secretary of the Commonwealth of Massachusetts on April 1, 2003, with respect to the Acquiring Fund’s

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Class I Shares, Class A Shares, Class B Shares, Class C Shares and Class R Shares (the “Designation”);

(d) a certificate executed by an appropriate officer of the Acquiring Fund, certifying as to, and attaching copies of, the Fund’s Declaration, Designation, By-Laws, and certain resolutions adopted by the Trustees of the Acquiring Fund at a meeting held on November 12-13, 2003 (the “Resolutions”);

(e) a printer’s proof received on May 4, 2004 of the Registration Statement; and

(f) a copy of the Agreement and Plan of Reorganization to be entered into by the Acquiring Fund, providing for (a) the acquisition by the Acquiring Fund of certain of the assets of the Acquired Fund in exchange for the Shares, (b) the pro rata distribution of the Shares to the holders of the shares of the Acquired Fund and (c) the subsequent liquidation of the Acquired Fund, in the form included as Appendix 1 to the draft Registration Statement referred to in paragraph (e) above (the “Agreement and Plan of Reorganization”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer’s proof referred to in paragraph (f) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (f) above. We note that the minutes of the meeting of the Board of Trustees of the Acquiring Fund on November 12-13, 2003 as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, indicate that the Reorganization was conditionally approved by the Trustees of the Acquiring Fund, and we have assumed for the purposes of this opinion that the conditions will have been fulfilled by the time of the issuance of the Shares. We have also assumed for the purposes of this opinion that the Acquiring Fund’s Declaration and Designation and the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

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This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Acquiring Fund’s Declaration, Designation or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Acquiring Fund with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

The Shares, when issued and sold in accordance with the Acquiring Fund’s Declaration, Designation and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP
BINGHAM McCUTCHEN LLP